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                                  EXHIBIT 99


FOR IMMEDIATE RELEASE                                Contact: Lewis Frazer III
                                                     Chief Financial Officer
                                                     (423) 922-1123


                REGAL CINEMAS FILES REGISTRATION STATEMENT FOR
                   2,500,000 SHARE OFFERING OF COMMON STOCK

Knoxville, Tennessee (May 9, 1996) - Regal Cinemas, Inc (Nasdaq/NM: REGL) today announced the filing of a registration statement with the Securities and Exchange Commission relating to an underwritten offering of 2,500,000 shares of common stock. All the shares to be offered will be sold by the Company, which has also granted the underwriters a 30-day option to purchase up to 375,000 additional shares of common stock to cover over-allotments, if any. Regal intends to use the net proceeds from the sale of the shares to repay bank indebtedness.

        The underwriting will be managed by J.C. Bradford & Co., Montgomery Securities and Wheat First Butcher & Singer Capital Markets.

        Founded in November 1989, Regal Cinemas, Inc. is one of the country's fastest growing theater chains. The Company primarily shows first run movies and currently has 128 multi-screen theaters in operation with an aggregate of 1,006 screens.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. When available, preliminary prospectuses may be obtained from J.C. Bradford & Co., 330 Commerce Street, Nashville, Tennessee 37201.



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